Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Shaw Communications Inc. for the registration of 10,000,000 shares of its Class B Non-Voting Participating Shares and to the incorporation by reference therein of our reports dated November 28, 2016, with respect to the consolidated financial statements of Shaw Communications Inc., and the effectiveness of internal control over financial reporting of Shaw Communications Inc., included in its Annual Report (Form 40-F) for the year ended August 31, 2016, filed with the Securities and Exchange Commission.

Calgary, Canada December 16, 2016	/s/ Ernst & Young LLP Chartered Public Accountants